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                       June 22, 2021

       Jayson Adair
       Chief Executive Officer
       Copart, Inc.
       14185 Dallas Parkway
       Suite 300
       Dallas, TX 75254

                                                        Re: Copart, Inc.
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2020
                                                            Filed September 28,
2020
                                                            Definitive Proxy
Statement
                                                            Filed November 2,
2020
                                                            File No. 000-23255

       Dear Mr. Adair:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services